Exhibit 99.1

CONTACT:	Chris Doll (Investors)	FOR IMMEDIATE RELEASE
	513-534-2345	MARCH 22, 2019
Gary Rhodes (Media)
513-534-4225

Fifth Third Bancorp Completes Merger with MB Financial, Inc.

Cincinnati, Ohio, and Chicago, Illinois – Fifth Third Bancorp (Nasdaq: FITB) announced today it has completed its acquisition of MB Financial, Inc. (Nasdaq: MBFI). Primary systems and client conversion is expected to occur in early May 2019.

Both Fifth Third and MB Financial customer relationships will continue business as usual until the conversion. MB customers will be informed about pending branch and account conversions, and affected customers will be informed about timing of branch consolidations in the Chicago market, in April 2019.

MB Financial’s shares of common stock were converted into Fifth Third common shares and cash as a result of the merger. Accordingly, those shares of MB Financial common stock are not eligible to receive the previously announced dividend from MB Financial, which had a record date of March 29, 2019 and a payment date of April 8, 2019. Former MB Financial common stockholders who received Fifth Third common shares in the merger and who continue to own those shares through March 29, 2019, will receive Fifth Third’s previously announced dividend of $0.22 per Fifth Third common share payable on April 15, 2019.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of December 31, 2018, the Company had $146 billion in assets and operates 1,121 full-service Banking Centers, and 2,419 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 52,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of December 31, 2018, had $356 billion in assets under care, of which it managed $37 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.”

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